As filed with the Securities and Exchange Commission on August 20, 2008
Registration No. 333-152734

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nabors Industries, Inc.
Nabors Industries Ltd.
(Exact Name of Registrant as Specified in Its Charter)

NABORS INDUSTRIES, INC. DELAWARE (State or other jurisdiction of organization of incorporation)	NABORS INDUSTRIES LTD. BERMUDA (State or other jurisdiction of organization of incorporation)

1381 (Primary Standard Industrial Classification Code Number)	1381 (Primary Standard Industrial Classification Code Number)

93-0711613 (I.R.S Employer Identification No.)	98-0363970 (I.R.S Employer Identification No.)

515 WEST GREENS ROAD, SUITE 1200 HOUSTON, TEXAS 77067 TELEPHONE: (281) 874-0035 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	MINTFLOWER PLACE
8 PAR-LA-VILLE ROAD
HAMILTON, HM08
BERMUDA
TELEPHONE: (441) 292-1510
(Address, Including Zip Code, and
Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

BRUCE M.TATEN
VICE PRESIDENT AND GENERAL COUNSEL
NABORS CORPORATE SERVICES, INC.
515 WEST GREENS ROAD, SUITE 1200
HOUSTON, TEXAS 77067
TELEPHONE: (281) 874-0035
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, Agent for Service)

Copies to:
Arnold B. Peinado, III, Esq.
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
(212) 530-5000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 20, 2008

PROSPECTUS

Nabors Industries, Inc
Nabors Industries Ltd.

Exchange Offer for
6.15% Senior Notes due 2018
Fully and unconditionally Guaranteed by Nabors Industries Ltd.

This is an offer to exchange any 6.15% Senior Notes due 2018 that you now hold for newly issued 6.15% Senior Notes due 2018. This offer will expire at 5:00 p.m. New York City time on          , 2008, unless we extend the offer. You must tender your old notes by this deadline in order to receive the new notes. We do not currently intend to extend the expiration date.

The exchange of outstanding old notes for new notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes, except that the new notes will be freely tradable and will not benefit from the registration and related rights pursuant to which we are conducting this exchange offer including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the applicable indenture.

There is no existing public market for your old notes, and there is currently no public market for the new notes to be issued to you in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days from the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 for a description of the business and financial risks associated with the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

Reference in this prospectus to “we,” “us,” and “our” refer to Nabors Industries, Inc. and references to “Nabors” refer to Nabors Industries Ltd.

The “old notes” consisting of the 6.15% Senior Notes due 2018 which were issued February 20, 2008 and July 22, 2008 and the “new notes” consisting of the 6.15% Senior Notes due 2018 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.”

Rather than repeat certain information in this prospectus that we and Nabors have already included in reports filed with the Securities and Exchange Commission, we are incorporating this information by reference, which means that we can disclose important business, financial and other information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is not included in or delivered with this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, including each beneficial owner of old notes, upon request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct such requests to: Nabors Corporate Services, Inc., 515 West Greens Road, Suite 1200, Houston, Texas 77067, Attention: Investor Relations, phone number (281) 874-0035.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION. ACCORDINGLY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN          , 2008

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference in this prospectus.

Nabors Industries, Inc.

We are a Delaware holding company and an indirect, wholly-owned subsidiary of Nabors. Prior to the corporate reorganization that was completed on June 24, 2002, we were a publicly-traded corporation. We were incorporated in Delaware on May 3, 1978. Our principal executive offices are located at 515 West Greens Road, Suite 1200, Houston, Texas 77067 and our telephone number at that address is (281) 874-0035.

Nabors Industries Ltd.

Nabors became the publicly traded parent company of the Nabors group of companies, effective June 24, 2002, pursuant to a corporate reorganization. Nabors’ common shares are traded on the New York Stock Exchange under the symbol “NBR.”

We are the largest land drilling contractor in the world, with approximately 548 actively marketed land drilling rigs. We conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South America, Mexico, the Caribbean, the Middle East, the Far East, Russia and Africa. We are also one of the largest land well-servicing and workover contractors in the United States and Canada. We actively market approximately 577 land workover and well-servicing rigs in the United States, primarily in the southwestern and western United States, and actively markets approximately 172 land workover and well-servicing rigs in Canada. Nabors is a leading provider of offshore platform workover and drilling rigs, and actively markets approximately 36 platform rigs, 13 jack-up units and 4 barge rigs in the United States and multiple international markets. These rigs provide well-servicing, workover and drilling services. We have a 51% ownership interest in a joint venture in Saudi Arabia, which actively owns and markets approximately 9 rigs in addition to the rigs we lease to the joint venture.

We also offer a wide range of ancillary well-site services, including engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services in selected domestic and international markets. We provide logistics services for onshore drilling in Canada using helicopters and fixed-winged aircraft. We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment, pipeline handling equipment and rig reporting software. We also invest in oil and gas exploration, development and production activities and have 49% ownership interests in joint ventures in the U.S., Canada and International areas.

The majority of our business is conducted through our various Contract Drilling operating segments, which include our drilling, workover and well-servicing operations, on land and offshore. Our oil and gas exploration, development and production operations are included in a category labeled Oil and Gas for segment reporting purposes. Our operating segments engaged in drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations are aggregated in a category labeled Other Operating Segments for segment reporting purposes.

Nabors was formed as a Bermuda exempt company on December 11, 2001. Through predecessors and acquired entities, Nabors has been continuously operating in the drilling sector since the early 1900s. Nabors’ principal executive offices are located at Mintflower Place, 8 Par-La-Ville Road, Hamilton, HM08, Bermuda and its telephone number at that address is (441) 292-1510.

Recent Developments

On May 14, 2008 and following shareholder notification on March 19, 2008, the United States District Court for the Southern District of Texas granted final approval of the proposed settlement of Karstedt v. Isenberg, et al., a consolidated shareholder derivative action that alleged various claims for relief in connection with the Nabors’ granting of certain historical stock options. Under the terms of the settlement, Nabors and the individual defendants have implemented or will implement certain corporate governance reforms and adopt certain modifications to Nabors’ equity award policy and Compensation Committee charter with no financial accounting impact. Nabors and its insurers have agreed to pay up to $2.85 million to plaintiffs’ counsel for their attorneys’ fees and the reimbursement of their expenses and costs.

In May 2008, we called for redemption all of our $700 million aggregate principal amount of zero coupon senior exchangeable notes due 2023 (the “2023 Notes Redemption”) and paid cash of $171.8 million and $528.2 million to holders in June 2008 and July 2008, respectively. The total amount paid to effect the redemption and related exchange was $700 million in cash and an issue of approximately 5.25 million common shares of Nabors with a fair value of approximately $249.8 million, such amount being equal to the principal amount of these notes plus applicable premium. We were required to pay holders cash up to the principal amount of the redeemed 2023 notes and we exercised our option to pay the applicable premium in common shares of Nabors.

During the three months ended June 30, 2008, Nabors repurchased approximately 3.5 million of its common shares in the open market for approximately $145.9 million.

On July 7, 2008, we redeemed the full $82.8 million aggregate principal amount at maturity of our zero coupon convertible senior debentures due 2021 (the “2021 Debentures Redemption”). The total redemption price of these debentures was $60.6 million, consisting of the original issue price of these debentures plus accrued original issue discount.

In May 2008 the FASB issued Staff Position (“FSP”) APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. The FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”. The FSP requires that convertible debt instruments be accounted for with a liability component based on the fair value of a similar nonconvertible debt instrument and an equity component based on the excess of the initial proceeds from the convertible debt instrument over the liability component. Such excess represents a debt discount which is then amortized as additional non-cash interest expense over the convertible debt instrument’s expected life. The FSP will be effective for Nabors’ financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and will be applied retrospectively to all convertible debt instruments within its scope that are outstanding for any period presented in such financial statements. We intend to adopt the FSP on January 1, 2009 on a retrospective basis and apply it to our applicable convertible debt instruments. Although we are currently evaluating the impact that this FSP will have on our consolidated financial statements, we believe that the retrospective application of the FSP will have a significant effect in reducing reported net income and diluted earnings per share for the years ended December 31, 2007 and 2008. In addition, we believe net income and diluted earnings per share is expected to be materially reduced in future years in which our $2.75 billion senior exchangeable notes due May 2011 are included in our consolidated financial statements. After adopting this FSP, we currently estimate that we will record additional non-cash interest expense, net of capitalized interest, which will reduce our pre-tax income by approximately $100-110 million and reduce net income by approximately $60-70 million for the year ended December 31, 2009.

The Exchange Offer

Notes Offered for Exchange	We are offering up to $975,000,000 in aggregate principal amount of our new 6.15% Senior Notes due 2018 in exchange for an equal aggregate principal amount of our old 6.15% Senior Notes due 2018 on a one-for-one basis and in satisfaction of our obligations under two registration rights agreements.

The new notes have substantially the same terms as the old notes you hold, except that the new notes have been registered under the Securities Act of 1933, as amended, referred to as the ‘‘Securities Act,” and therefore will be freely tradable and will not benefit from the registration and related rights pursuant to which we are conducting this exchange offer including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

The Exchange Offer	We are offering to exchange $1,000 principal amount at maturity of new notes for each $1,000 principal amount at maturity of your old notes. In order to be exchanged, your old notes must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged.

Required Representations	By tendering your old notes to us, you represent that:

(i) any new notes received by you will be acquired in the ordinary course of your business;

(ii) you have no arrangement or understanding with anyone to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act;

(iii) you are not an affiliate, within the meaning in Rule 501(b) of Regulation D of the Securities Act, of us or Nabors;

(iv) you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

(v) if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such new notes.

See “The Exchange Offer — Representations We Need From You Before You May Participate in the Exchange Offer” and “Plan of Distribution.”

Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:

• a holder of old notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; or

• a holder of old notes who is an affiliate, within the meaning in Rule 501(b) of Regulation D of the Securities Act, of us or Nabors.

Consequences of Failure to Exchange Your Old Notes	After the exchange offer is complete, you will no longer be entitled to exchange your old notes for registered notes. If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to have the restrictions on transfer contained in the old notes and in the Indenture dated as of February 20, 2008 among us, Nabors and Wells Fargo Bank as trustee, referred to as the “Indenture.” In general, your old notes may not be offered or sold unless registered under the Securities Act, unless there is an exemption from, or unless in a transaction not governed by the Securities Act and applicable state securities laws. We have no current plans to register your old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on , 2008, the expiration date, unless we extend the offer. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by us. There is no minimum amount of old notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your Old Notes	If you wish to tender your old notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to Wells Fargo Bank, National Association, referred to as “Wells Fargo Bank,” the exchange agent, on or before the expiration date of the exchange offer:

• a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your old notes and any other documentation requested by the letter of transmittal; and

• for holders who hold their positions through The Depository Trust Company, referred to as “DTC;”

• an agent’s message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your old notes by timely confirmation of book-entry transfer through DTC; and

• all other documents required by the letter of transmittal.

Holders who hold their positions through Euroclear and Clearstream, Luxembourg must adhere to the procedures described in “The Exchange Offer — Procedures for Tendering Your Old Notes.”

Special Procedures for Beneficial Owners	If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Old Notes	If you wish to tender your old notes and the old notes are not immediately available, or time will not permit your old notes or other required documents to reach Wells Fargo Bank, before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Tax Considerations	The exchange of old notes for new notes will not constitute a taxable event for U.S. federal income tax purposes. Rather, the notes you receive in the exchange offer will be treated as a continuation of your investment in the old notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under “Taxation.”

Use of Proceeds	We will not receive any proceeds from the issuance of the notes in the exchange offer. We will pay all expenses incidental to the exchange offer.

Registration Rights Agreements	When we issued the old notes on February 20, 2008 and July 22, 2008 we entered into a registration rights agreement with the initial purchasers of the old notes on each date. Under the terms of the registration rights agreements, we agreed to file with the Securities and Exchange Commission, referred to as the “SEC,” and use our reasonable best efforts to cause to become effective by August 20, 2008 for the old notes issued February 20, 2008 and September 10, 2008 for the old notes issued July 22, 2008, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not complete the exchange offer by October 20, 2008, the interest rate borne by the old notes will be increased 0.25% per annum until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act. In addition, if the exchange offer registration statement ceases to be effective or usable in connection with resales of the new notes during periods specified in the registration rights agreements, the interest rate borne by the old notes and the new notes will be increased 0.25% per annum until the registration defects are cured.

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 as long as:

• any new notes you receive in the exchange offer will be acquired by you in the ordinary course of you business;

• you have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the old notes or the new notes;

• you are not an affiliate, as defined in Rule 501(b) of Regulation D of the Securities Act, of us or Nabors.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes and must confirm that it has not entered into any arrangement or understanding with us or Nabors or any of our affiliates to distribute the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corporation (pub. avail. May 13, 1988), Morgan Stanley and Co., Inc. (pub. avail. June 5, 1991), as interpreted in the Commission’s letter to Shearman & Sterling dated July 2, 1993 and similar no-action letters; and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See “Plan of Distribution” and “The Exchange Offer — Purpose and Effect of Exchange Offer Registration Rights.”

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such new notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the new notes and must confirm that it has not entered into any arrangement or understanding with us or Nabors or any of our affiliates to distribute the new notes. We have agreed that for a period of 180 days after the Expiration Date (as defined in this prospectus), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchange Agent	Wells Fargo Bank is serving as the exchange agent. Its address, telephone number and facsimile number are:

Wells Fargo Bank, N.A. Corporate Trust Operations 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, MN 55402 Telephone: (800) 334-5128 Fax: (612) 667-6282

Please review the information under the heading “The Exchange Offer” for more detailed information concerning the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes to be issued in exchange for the old notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of the prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Nabors Industries, Inc.

Guarantor	Nabors Industries Ltd.

Securities Offered	$975,000,000 aggregate principal amount of 6.15% Senior Notes due 2018.

The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes have been registered and therefore will not contain transfer restrictions and will not contain the provisions for an increase in the interest rate related to defaults in the agreement to carry out this exchange offer.

Maturity	February 15, 2018.

Interest Rate	6.15% per annum.

Interest Payment Dates	February 15 and August 15, of each year, commencing August 15, 2008.

Guarantee	Nabors will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, interest on the new notes and any other obligations of ours under the new notes when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise if we are unable to satisfy these obligations. The guarantee provides that, in the event of a default on the new notes, the holders of the new notes may institute legal proceedings directly against Nabors to enforce the guarantee without first proceeding against us. See “Description of the New Notes — Guarantee.”

Ranking	The new notes will:

• be unsecured;

• be effectively junior in right of payment to any of our future secured debt;

• rank equally in right of payment with any of our existing and future unsubordinated debt; and

• be senior in right of payment to any of our existing and future senior subordinated or subordinated debt.

Nabors’ guarantee of our obligations under the new notes will be a direct, unsecured and unsubordinated obligation of the guarantor and will have the same ranking with respect to indebtedness of Nabors as the new notes will have with respect to our indebtedness. See “Description of the New Notes — Guarantee.”

Optional Redemption	We may, at our option, redeem some or all of the new notes, in whole or in part, at any time, at “make-whole” prices described in this prospectus, plus accrued and unpaid interest to the redemption date. See “Description of the New Notes — Optional Redemption.”

Change of Control Offer	If a change of control triggering event as described herein occurs, each holder of the new notes may require us to purchase all or a portion of such holder’s new notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes — Change of Control Offer.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. See “Use of Proceeds.”

Covenants	We will issue the new notes under the Indenture. The Indenture limits the ability of Nabors and its subsidiaries to incur liens and to enter into sale and lease-back transactions. In addition, the Indenture limits both our and Nabors’ ability to enter into mergers, consolidations, amalgamations or transfers of substantially all of our or its assets as an entirety unless the successor company assumes our or Nabors’ obligations under the Indenture. These covenants are subject to a number of important qualifications and limitations. See “Description of the Notes — Covenants.”

No Prior Market	There is currently no established trading market for the new notes. The new notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. Citigroup Global Markets Inc. and UBS Securities LLC, the initial purchasers of the old notes, have advised us that they currently intend to make a market in the new notes. However, neither is obligated to do so, and any market-making with respect to the new notes may be discontinued without notice. We do not intend to apply for a listing of the new notes on any securities exchange or an automated dealer quotation system.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements. These “forward-looking statements” are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this prospectus or any incorporated document, words such as “anticipate,” believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “will,” “should,” “could,” “may,” “predict” and similar expressions are intended to identify forward-looking statements. You are cautioned that actual results could differ materially from those anticipated in forward-looking statements. Any forward-looking statements, including statements regarding the intent, belief or current expectations of us or our management, are not guarantees of future performance and involve risks, uncertainties and assumptions about us and the industry in which we and Nabors operate, including, among other things:

•	fluctuations in worldwide prices of and demand for natural gas and oil;

•	fluctuations in levels of natural gas and oil exploration and development activities;

•	fluctuations in the demand for our services;

•	the existence of competitors, technological changes and developments in the oilfield services industry;

•	the existence of operating risks inherent in the oilfield services industry;

•	the existence of regulatory and legislative uncertainties;

•	the possibility of changes in tax laws;

•	the possibility of political instability, war or acts of terrorism in any of the countries in which we do business; and

•	general economic conditions.

Our business depends, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, a sustained increase or decrease in the price of natural gas or oil, which could have a material impact on exploration, development and production activities, could also materially affect our financial position, results of operations and cash flows.

The above description of risks and uncertainties is by no means all-inclusive, but is designed to highlight what we believe are important factors to consider. For a more detailed description of risk factors, please see the section entitled “Risk Factors” below and similar discussions in Nabors’ SEC filings.

All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to update or revise any forward-looking statements that we may make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the risks described below, as well as other information contained in or incorporated by reference into this prospectus, including the risks described under “Item 1A Risk Factors” in our Annual Report on Form 10-K for year ended December 31, 2007, before tendering your old notes in the exchange offer. The risks described below and incorporated by reference are not the only ones that we may face. Additional risks that are not currently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risks Related to the Offering

Nabors’ significant level of consolidated debt could adversely affect its consolidated financial condition and prevent it and us from fulfilling our respective obligations under the Indenture.

As of June 30, 2008, after giving effect to the $975 million 6.15% senior notes due 2018, the 2023 Notes Redemption and the 2021 Debentures Redemption Nabors’ outstanding consolidated total indebtedness would have been approximately $4.2 billion, resulting in a gross funded debt to capital ratio of 0.44:1 and a net funded debt to capital ratio of 0.35:1. The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents, short-term and long-term investments, and other receivables. Capital is defined as shareholders’ equity. The gross funded debt to capital ratio and the net funded debt to capital ratio are not measures of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies. Both of these ratios are methods for calculating the amount of leverage a company has in relation to its capital. Nabors’ level of consolidated indebtedness could adversely affect its consolidated financial condition and prevent it and us from fulfilling our respective obligations under the Indenture.

Nabors and its subsidiaries may still be able to incur substantially more debt. The terms of the Indenture governing the new notes and the agreements governing Nabors’ other indebtedness permit additional borrowings and any such borrowings may be effectively senior in right of payment to the new notes and the related guarantee. Nabors’ incurrence of additional debt could further exacerbate the risks described in this prospectus.

If you do not elect to exchange your old notes for new notes, you will hold securities that are not registered and that contain restrictions on transfer.

The old notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, we will not be required to register any remaining old notes, except in the very limited circumstances described in the registration rights agreements for the old notes. That means that if you wish to offer, sell, pledge or otherwise transfer your old notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act. Any remaining old notes will continue to bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

You must comply with the exchange offer procedures in order to receive freely tradable, new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message (as defined below) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

As used in this prospectus, the term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Although the new notes are designated as “Senior,” your right to receive payment on the new notes and the guarantee is unsecured and will be effectively subordinated to any existing and future secured debt of ours, in the case of the new notes, and Nabors, in the case of the guarantee, to the extent of the value of the collateral therefor, and the new notes and the guarantee will be effectively subordinated to future indebtedness and other liabilities of our and Nabors’ subsidiaries, respectively.

The new notes are general senior unsecured obligations and therefore will be effectively subordinated in right of payment to our future secured indebtedness, and Nabors’ guarantee is effectively subordinated in right of payment to the claims of future secured creditors of Nabors, in each case, to the extent of the collateral therefor. If we default on the new notes, or become bankrupt, liquidate or reorganize, any secured creditors could use their collateral to satisfy their secured indebtedness before you would receive any payment on the new notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us which rank equally with the new notes. The guarantee of the new notes will have a similar ranking with respect to secured indebtedness of Nabors as the new notes do with respect to our secured indebtedness.

In addition, we and Nabors derive substantially all our income from, and hold substantially all our assets through, our respective subsidiaries, which will not guarantee the new notes. As a result, we and Nabors will depend on distributions from our subsidiaries in order to meet our payment obligations under any debt securities, including the new notes and the guarantee and our and Nabors’ other obligations. Accordingly, our and Nabors’ rights to receive any assets of any subsidiary, and therefore the right of our and Nabors’ creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

The Nabors guarantee of the new notes could be voided or subordinated by federal bankruptcy law or comparable foreign and state law provisions.

Our obligations under the new notes are guaranteed by Nabors. Under the federal bankruptcy law and comparable provisions of foreign and state fraudulent transfer laws, the Nabors guarantee could be voided, or claims in respect of such guarantee could be subordinated to all other debts of Nabors if, among other things, Nabors, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by Nabors pursuant to its guarantee could be voided and required to be returned to Nabors or to a fund for the benefit of the creditors of Nabors.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not Nabors was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the new notes would not be voided or the guarantee of the new notes would not be subordinated to Nabors’ other debt.

If the guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of Nabors, the obligations of Nabors were incurred for less than fair consideration.

A court could thus void the obligations under the guarantee or subordinate the guarantee to Nabors’ other debt or take other action detrimental to holders of the new notes.

We may not have sufficient funds to purchase the new notes upon a Change of Control Triggering Event as required by the Indenture governing the new notes. The Change of Control Offer covenant provides limited protection.

Holders of the new notes may require us to purchase their new notes upon a “Change of Control Triggering Event” as defined under “Description of the New Notes— Change of Control Offer.” A Change of Control (as defined under “Description of the New Notes— Change of Control Offer”) may also result in holders of certain of our other outstanding notes or future indebtedness having the right to require us to purchase notes or repay indebtedness issued under one or more indentures or other agreements, including under the indenture governing our outstanding 0.94% convertible senior exchangeable notes due 2011 as well as the Indenture as it relates to the old notes. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price of the new notes and any other notes and repay indebtedness that may be tendered by the holders thereof in such a circumstance.

Furthermore, the terms of our then existing indebtedness or other agreements may contain financial covenants, events of default or other provisions that could be violated if a Change of Control were to occur or if we were required to purchase the new notes and other notes and repay indebtedness containing a similar repurchase or repayment requirement.

The Change of Control Offer covenant is a result of negotiations between us and the initial purchasers of the old notes and is limited to the transactions specified in “Description of the Notes — Change of Control Offer.” Nabors has no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that Nabors could decide to do so in the future. Nabors could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of

Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or the credit ratings of Nabors or us.

Your ability to transfer the notes may be limited by the absence of a trading market for the new notes.

There is no established trading market for the new notes and we have no plans to list the new notes on a securities exchange or automated dealer. Citigroup Global Markets Inc. and UBS Securities LLC, the initial purchasers of the old notes, have advised us that they presently intend to make a market in the new notes. However, neither is obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason, without notice. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors.

Therefore, no assurance can be given as to whether an active trading market will develop for the new notes or, if a market develops, whether it will continue.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the new notes in this exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. We will pay all expenses in connection with the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations less undistributed earnings from unconsolidated affiliates (net of dividends) plus amortization of capitalized interest and fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. The following table sets forth Nabors’ ratio of earnings to fixed charges for each of the periods indicated.

Nabors Industries Ltd. and Subsidiaries

	Year Ended December 31,										Six Months Ended June 30,
	2003		2004		2005		2006		2007		2007		2008

Ratio of earnings to fixed charges	3.22	x	7.21	x	17.39	x	24.67	x	17.65	x	20.04	x	13.35	x

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read in conjunction with Nabors’ consolidated financial statements and related notes incorporated by reference into this prospectus. The selected consolidated operating data for the six months ended June 30, 2008 and the six months ended June 30, 2007 and the selected consolidated balance sheet data as of June 30, 2008 are derived from Nabors’ unaudited consolidated financial statements included in Nabors’ Quarterly Report on Form 10-Q filed with the SEC on August 1, 2008 and incorporated by reference into this prospectus. The selected consolidated operating data for the years ended December 31, 2005, 2006 and 2007 and the selected consolidated balance sheet data as of December 31, 2006 and 2007 are derived from Nabors’ audited consolidated financial statements included in Nabors’ Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference into this prospectus. The selected consolidated operating data for the years ended December 31, 2003 and 2004 and the selected consolidated balance sheet data as of December 31, 2003, 2004 and 2005 are derived from Nabors’ audited consolidated financial statements not incorporated by reference into this prospectus. In the opinion of Nabors’ management, Nabors’ unaudited consolidated financial statements have been prepared on a basis consistent with Nabors’ audited consolidated financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary to be consistent with Nabors’ audited consolidated financial statements for a fair presentation of its results of operations and financial condition for the periods indicated.

Operating Data(1)(2)

	Year Ended December 31,					Six Months Ended June 30,
	2003	2004	2005	2006	2007	2007	2008
	(In thousands, except ratio data)

Revenues and other income:
Operating revenues	$1,814,520	$2,351,571	$3,394,472	$4,707,289	$4,938,848	$2,370,697	$2,582,258
Earnings (loss) from unconsolidated affiliates	10,058	4,057	5,671	20,545	17,724	15,877	(8,484)
Investment income (loss)	33,800	50,044	85,428	102,007	(15,891)	19,437	51,239

Total revenues and other income	1,858,378	2,405,672	3,485,571	4,829,841	4,940,681	2,406,011	2,625,013

Costs and other deductions:
Direct costs	1,225,960	1,542,364	1,958,538	2,511,392	2,764,559	1,321,401	1,487,948
General and administrative expenses	164,136	192,692	247,129	416,610	436,282	213,849	228,235
Depreciation and amortization	219,841	248,057	285,054	364,653	467,730	214,980	283,501
Depletion	8,599	45,460	46,894	38,580	72,182	15,785	21,028
Interest expense	70,740	48,507	44,849	46,586	53,702	26,785	39,785
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	1,362	(5,036)	45,952	24,118	10,895	(25,749)	11,255

Total costs and other deductions	1,690,638	2,072,044	2,628,416	3,401,939	3,805,350	1,767,051	2,071,752

Income from continuing operations before income taxes	167,740	333,628	857,155	1,427,902	1,135,331	638,960	553,261
Income tax expense (benefit)	(19,968)	32,660	219,000	434,893	239,664	161,208	128,394

Income from continuing operations, net of tax	187,708	300,968	638,155	993,009	895,667	477,752	424,867
Income from discontinued operations, net of tax	4,520	1,489	10,540	27,727	35,024	12,759	—

Net income	192,228	302,457	648,695	1,020,736	930,691	490,511	424,867

Capital expenditures and acquisitions of businesses(3)	$353,138	$544,429	$1,003,269	$1,997,971	$1,979,831	$1,121,532	$735,803
Interest coverage ratio from continuing operations(4)	6.1:1	12.9:1	25.6:1	38.1:1	32.5:1	33.4:1	25.7:1

Balance Sheet Data(1)(2)

						As of
	As of December 31,					June 30,
	2003	2004	2005	2006	2007	2008
	(In thousands, except ratio data)

Cash and cash equivalents, and short-term and long-term investments	$1,579,090	$1,411,047	$1,646,327	$1,653,285	$1,126,585	$1,476,413
Working capital	1,529,691	821,120	1,264,852	1,650,496	710,980	1,364,666
Property, plant and equipment, net	2,990,792	3,275,495	3,886,924	5,410,101	6,632,612	7,020,941
Total assets	5,602,692	5,862,609	7,230,407	9,142,303	10,103,382	10,904,644
Long-term debt	1,985,553	1,201,686	1,251,751	4,004,074	3,306,433	3,822,285
Shareholders’ equity	$2,490,275	$2,929,393	$3,758,140	$3,536,653	$4,514,121	$4,933,659
Funded debt to capital ratio:
Gross(5)	0.45:1	0.38:1	0.32:1	0.50:1	0.44:1	0.45:1
Net(6)	0.20:1	0.15:1	0.08:1	0.37:1	0.36:1	0.35:1

(1)	All information presented excludes the Sea Mar business sold in August 2007 which has been classified as discontinued operations.

(2)	Our acquisitions’ results of operations and financial position have been included beginning on the respective dates of acquisition and include Airborne Energy Solutions assets (January 2006), Sunset Well Service Inc. (August 2005), Alexander Drilling Inc. assets (June 2005), Phillips Trucking, Inc. assets (June 2005) and Rocky Mountain Oil Tools, Inc. assets (March 2005).

(3)	Represents capital expenditures and the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value.

(4)	The interest coverage ratio from continuing operations is computed by calculating the sum of income from continuing operations before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income (loss) and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense. The “interest coverage ratio from continuing operations” is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

(5)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities, net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The “gross funded debt to capital ratio” is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

(6)	The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities, net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents, short-term and long-term investments, and other receivables. Capital is defined as shareholders’ equity. The “net funded debt to capital ratio” is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

We sold the old notes to Citigroup Global Markets Inc. and UBS Securities LLC as initial purchasers in private offerings on February 20, 2008 and July 22, 2008 pursuant to two purchase agreements. These initial purchasers subsequently sold the old notes to qualified institutional buyers under Rule 144A under the Securities Act and to certain sophisticated investors in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the sale of the old notes to the initial purchasers, we entered into a registration rights agreement with those initial purchasers on each of February 20, 2008 and July 22, 2008.

The registration rights agreements require us to file one or more registration statements under the Securities Act offering to exchange your old notes for new notes. Accordingly, we are offering you the opportunity to exchange your old notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. The registration rights agreements also require us to use reasonable best efforts to cause the registration statement to be declared effective by the SEC by August 20, 2008 for the old notes issued February 20, 2008 and September 10, 2008 for the old notes issued July 22, 2008 and to complete the exchange offer by October 20, 2008. In the event that we are unable to satisfy these requirements, holders of the relevant old notes would be entitled to additional interest on the old notes at a rate equal to 0.25% per annum until the exchange offer is completed, or until the relevant old notes are freely transferable under Rule 144 of the Securities Act. In addition, if an exchange offer registration statement ceases to be effective or usable in connection with resales of the new notes during periods specified in the registration rights agreements, the interest rate borne by the old notes and the new notes will be increased 0.25% per annum until the registration defects are cured.

Under some circumstances set forth in the registration rights agreements, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders. If such shelf registration statement ceases to be effective or usable in connection with resales of the new notes during periods specified in the registration rights agreements, the interest rate borne by the old notes and the new notes will be increased 0.25% per annum until the registration defects are cured.

Copies of the registration rights agreements are incorporated by reference into this prospectus. You are strongly encouraged to read the entire text of the agreements, as they, and not this description defines your rights. Except as discussed below, we will have no further obligation to register your old notes upon the completion of the exchange offer.

We believe that the notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, only if you are able to make these four representations:

•	you are acquiring the notes issued in the exchange offer in the ordinary course of your business;

•	you have no arrangement or understanding with anyone to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act;

•	you are not an affiliate of us or Nabors; and

•	you are not engaged in, and do not intend to engage in, the distribution of the new notes.

Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your old notes in the exchange offer for the purpose of participating in a distribution of new notes, you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreements to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 180 days after the Expiration Date. Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes.

We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

You may suffer adverse consequences if you fail to exchange your old notes. Following the completion of the exchange offer, except as set forth below and in the registration rights agreements, you will not have any further registration rights and your old notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your old notes could be adversely affected.

Under the registration rights agreements, we are required to file a shelf registration statement with the SEC to cover resales of the old notes or the new notes by holders if we are not permitted to consummate the exchange offer because we determine that the exchange offer is not permitted by applicable law or SEC policy, if the exchange offer is not for any reason declared effective by August 20, 2008 for the old notes issued February 20, 2008 or September 10, 2008 for the old notes issued July 22, 2008 or consummated by October 20, 2008, the initial purchasers determine that old notes held by them are not eligible to be exchanged for new notes following consummation of the exchange offer, or any holder does not receive freely tradable new notes in the exchange offer (other than by reason of such holder being an affiliate of ours).

If we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective for up to one year after it is declared effective.

Representations We Need From You Before You May Participate in the Exchange Offer

We need representations from you before you can participate in the exchange offer.

These representations are that:

•	any new notes received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with anyone to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act;

•	you are not an affiliate, within the meaning in Rule 501(b) of Regulation D of the Securities Act, of us or Nabors;

•	you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

•	if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such new notes.

Terms of the Exchange Offer

We will accept any validly tendered new notes that are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of your new notes tendered. Holders may tender some or all of their old notes in the exchange offer.

The form and terms of the new notes will be substantially the same as the form and terms of your old notes except that:

•	interest on the new notes will accrete or accrue, as the case may be, from the last interest payment date on which interest accreted or was paid on your old notes, or, if no interest has accreted or been paid on the old notes, from the date of the original issuance of your old notes;

•	the new notes have been registered under the Securities Act and will not bear a legend restricting their transfer; and

•	the new notes will not benefit from the registration and related rights pursuant to which we are conducting this exchange offer, including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and the rules and regulations of the SEC.

We will have accepted your validly tendered old notes when we have given oral or written notice to Wells Fargo Bank. Wells Fargo Bank will act as agent for you for the purpose of receiving the notes. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to Wells Fargo Bank will be returned, without expense, as promptly as practicable after the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your old notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your old notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2008, unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., New York City time, on the last day of the extension (such date of expiration, the “Expiration Date”). We do not currently intend to extend the Expiration Date. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.

We reserve the right, in our sole discretion:

•	to delay accepting your old notes;

•	to extend the exchange offer;

•	to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Old Notes

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. Except as stated below under “— Book-Entry Transfer,” to tender in the exchange offer:

•	if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the expiration date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your old notes must be received by Wells Fargo Bank along with the letter of transmittal;

•	if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Holder” accompanying this prospectus of your intention whether or not you wish to tender your old notes for new notes, and you must in turn follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal; or

•	if you hold your position through Euroclear or Clearstream, Luxembourg, the form “Instruction to Registered Holder from Beneficial Holder” with respect to old notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the old notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

Neither us, Nabors nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold old notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the old notes.

In no event should a holder submitting a tender for exchange send a letter of transmittal or old notes to any agent of us or Nabors other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

To be tendered effectively, a letter of transmittal or, as described below under “— Book-Entry Transfer,” an “agent’s message” and other required documents must be received by Wells Fargo Bank at its address set forth under “— Exchange Agent” below prior to the expiration date.

If you do not withdraw your tender before the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

The method of delivery of your old notes, the letter of transmittal and all other required documents to be delivered to Wells Fargo Bank is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Wells Fargo Bank before the expiration date. No letter of transmittal or old notes should be sent to us or Nabors. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Old Notes Are Not Registered in Your Name

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner’s old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act referred to as an “eligible institution,” that is a member of specified signature guarantee programs. Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the old notes are tendered:

•	by a registered holder that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, Wells Fargo Bank nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any old notes received by Wells Fargo Bank that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Wells Fargo Bank as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase old notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in our judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

In all cases, the issuance of new notes for tendered old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo Bank of:

•	certificates for old notes or a timely confirmation from DTC of such old notes into Wells Fargo Bank’s account at DTC,

•	a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an “agent’s message” described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer, and

•	all other required documents.

If we do not accept your tendered old notes or if you submit old notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged old notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into Wells Fargo Bank’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such old notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after timely:

•	confirmation of book-entry transfer of the old notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “— Exchange Agent” on or before 5:00 p.m., New York time, on the expiration date of the exchange offer or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering old notes stating:

•	the aggregate principal amount of old notes that have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

If you wish to tender your old notes and the old notes are not immediately available, or time will not permit your old notes or other required documents to reach Wells Fargo Bank before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date, Wells Fargo Bank has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of the old notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with Wells Fargo Bank; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by Wells Fargo Bank within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of tendered notes to be effective, a written, or for a DTC participant electronic, notice of withdrawal must be received by Wells Fargo Bank, at its address set forth in the next section of this prospectus entitled “— Exchange Agent,” prior to 5:00 p.m., New York City time, on the expiration date.

Any such notice of withdrawal must:

•	specify your name;

•	identify the old notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such old notes;

•	be signed by you in the same manner as the original signature on the letter of transmittal by which your old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your old notes to register the transfer of those notes into the name of the person withdrawing the tender; and

•	specify the name in which you want the withdrawn old notes to be registered, if different from your name.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such old notes. Properly withdrawn old notes may be retendered by following one of the procedures described above in “— Procedures for Tendering Your Old Notes” at any time on or prior to the expiration date.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. We have appointed Wells Fargo Bank as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at Corporate Trust Operations, 608 2nd Avenue South, Northstar East Building-12th Floor, Minneapolis, MN 55402. The exchange agent’s telephone number is (800) 334-5128 and facsimile number is (612) 667-6282.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $ , which includes the SEC’s registration fee, fees and expenses of Wells Fargo Bank, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

If you tender old notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your old notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Upon completion of the exchange offer, specified rights under the registration rights agreements, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes, except in the limited circumstances described under “— Purpose and Effect of Exchange Offer; Registration Rights.” Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

•	holders may resell old notes only if an exemption from registration under the Securities Act is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

DESCRIPTION OF THE NEW NOTES

The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The new notes will be issued under the Indenture.

We issued $575.0 million of the old notes on February 20, 2008 and $400.0 million of the old notes on July 22, 2008 pursuant to the Indenture. The terms of the new notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, referred to as the “Trust Indenture Act.” The Indenture is unlimited in aggregate principal amount, although the issuance of new notes in this prospectus will be limited to $975.0 million and will mature on February 15, 2018. We may issue an unlimited principal amount of additional notes having identical terms and conditions, except for the offering price and issue date, as the new notes, referred to as the “additional notes.” Any additional notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with the holders of the new notes.

This description of the new notes is intended to be a useful overview of the material provisions of the new notes, the guarantee and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of our obligations, the obligations of the guarantor and your rights.

The new notes will:

•	be unsecured,

•	be effectively junior in right of payment to any of our future secured debt,

•	rank equally in right of payment with all of our existing and future unsubordinated debt, and

•	be senior in right of payment to any of our future senior subordinated or subordinated debt.

Our obligations under the new notes will be fully and unconditionally guaranteed by Nabors. The Indenture contains no restrictions on the amount of additional indebtedness that either we or Nabors may issue or guarantee in the future.

Interest

Interest on the new notes will begin to accrue upon the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or, if no interest has been paid on such old note, from February 20, 2008, at a rate of 6.15% per annum.

Interest will be payable semiannually on February 15 and August 15 of each year, beginning August 15, 2008, to the persons in whose names the notes are registered at the close of business on the preceding February 1 and August 1, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, additional amounts (as defined below), if any, and interest on any new notes issued in certificated form at the office or agency we designate in the City of New York, except that we may, at our option, pay interest on any new notes in certificated form either at the corporate trust office of the trustee in Houston, Texas or by check mailed to holders of the new notes at their registered addresses as they appear in the registrar’s books. In addition, if a holder of any new notes in certificated form has given wire transfer instructions in accordance with the Indenture with respect to those notes, we will make all payments on those new notes by wire transfer. We have initially designated the corporate trust office of the trustee to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the new notes, and Nabors or any of its subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, additional amounts, if any, and interest on, any new note in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

A holder of new notes may transfer or exchange notes at the office of the registrar in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law. We are not required to transfer or exchange any new note selected for redemption. Also, we are not required to transfer or exchange any new note for a period of 15 days before a mailing of notice of redemption.

The registered holder of a new note will be treated as the owner of it for all purposes.

Guarantee

Nabors will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the new notes and any other obligations of ours under the new notes when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if we are unable to satisfy these obligations. Nabors’ guarantee of our obligations under the new notes will be its unsecured and unsubordinated obligation and will have the same ranking with respect to Nabors’ indebtedness as the new notes will have with respect to our indebtedness. The guarantee will provide that, in the event of a default in payment by us on the new notes, the holders of the new notes may institute legal proceedings directly against Nabors to enforce its guarantee without first proceeding against us.

In the event that Nabors is required to withhold or deduct on account of any Bermudan taxes due from any payment made under or with respect to its guarantee, Nabors will pay additional amounts so that the net amount received by each holder of new notes will equal the amount that the holder would have received if the Bermudan taxes had not been required to be withheld or deducted. The amounts that Nabors is required to pay to preserve the net amount receivable by the holders of the new notes are referred to as “additional amounts.”

Optional Redemption

The new notes will be subject to redemption by us, in whole or in part, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of the interest accrued to the date of redemption) computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 35 basis points plus the adjusted treasury rate, as that term is generally used in the industry, on the third business day prior to the redemption date, as calculated by an independent investment banker, plus, in either case, accrued and unpaid interest to the redemption date.

We will mail notice of redemption at least 20 days but not more than 75 days before the applicable redemption date to each holder of the new notes to be redeemed. If we elect to redeem the notes in part, the trustee will select the notes to be redeemed in a fair and appropriate manner.

Upon the payment of the redemption price, premium, if any, additional amounts, if any, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the new notes or portions thereof called for redemption.

Change of Control Offer

Upon the occurrence of a Change of Control Triggering Event (as defined below), each holder will have the right to require us to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s new notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent that we have exercised our right to redeem the new notes as described under “— Optional Redemption.”

“Change of Control” means the occurrence of any one of the following:

(a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Nabors and the Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Nabors or one or more of the Subsidiaries or a combination thereof or a person controlled by Nabors or one or more of the Subsidiaries or a combination thereof;

(b) the consummation of any transaction (including without limitation, any merger, amalgamation or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than any Subsidiary) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Nabors, measured by voting power rather than number of shares (excluding a redomestication of Nabors); or

(c) the first day on which the majority of the members of the board of directors of Nabors cease to be Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a “Change of Control” under clause (b) above if (i) Nabors becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Voting Stock of Nabors immediately prior to such transaction or (B) immediately following such transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act of 1933) (other than a holding company satisfying the requirements of this sentence) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1933), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means the ratings of the notes are lowered by at least two of the three Rating Agencies and the notes cease to be rated Investment Grade by at least two of the three Rating Agencies in any case on any date during the period, referred to as the “Trigger Period,” commencing on the date of the first public announcement by Nabors of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which 60-day period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies). Notwithstanding the foregoing, no Change of Control will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

Within 60 days following the date upon which the Change of Control Triggering Event has occurred, or at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the notes as described under “— Optional Redemption,” we will mail a notice, referred to as a “Change of Control Offer,” to each holder with a copy to the trustee, which notice will govern the terms of the Change of Control Offer, stating:

(1) that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances regarding such Change of Control Triggering Event;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law), such date referred to as the “Change of Control Payment Date;” and

(4) the instructions that a holder must follow in order to have its notes purchased.

Holders of new notes electing to have new notes purchased pursuant to a Change of Control Offer will be required to surrender their new notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the new note completed, to the paying agent at the address specified in the notice, or transfer their new notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We may make a Change of Control Offer in advance of a Change of Control and the Change of Control Payment Date, and our Change of Control Offer may be conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such new notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms described in this prospectus, we shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue thereof.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Nabors and the Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase its new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Nabors and the Subsidiaries taken as a whole to another person may be uncertain.

Associated Definitions

“Continuing Director” means, as of any date of determination, any member of the board of directors of Nabors who:

(1) was a member of such board of directors (a) on the date of the original issuance of the notes or (b) for at least two consecutive years; or

(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Nabors’ proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us or Nabors.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, we or Nabors will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Various capitalized terms used within this “Covenants” subsection are defined at the end of this subsection.

Limitations on Liens

So long as any new notes are outstanding, Nabors will not, nor will it permit any Subsidiary to, issue, assume, guarantee or suffer to exist any debt for money borrowed, referred to as “Debt,” if such Debt is secured by a mortgage, pledge, security interest or lien, referred to as a “mortgage” or “mortgages,” upon any properties of Nabors or any Subsidiary or upon any securities or indebtedness of any Subsidiary (whether such properties, securities or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the new notes shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to:

(a) mortgages on any property acquired, constructed or improved by Nabors or any Subsidiary (or mortgages on the securities of a special purpose Subsidiary which holds no material assets other than the property being acquired, constructed or improved) after the date of the Indenture which are created within 360 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof; provided that in the case of such construction or improvement the mortgages shall not apply to any property owned by Nabors or any Subsidiary before such construction or improvement other than (1) unimproved real property on which the property so constructed, or the improvement, is located or (2) personal property which is so improved;

(b) mortgages existing on the date of issuance of the new notes, existing mortgages on property acquired (including mortgages on any property acquired from a person which is consolidated with or merged with or into Nabors or a Subsidiary) or mortgages outstanding at the time any corporation, partnership or other entity becomes a Subsidiary; provided that such mortgages shall only apply to property owned by such corporation, partnership or other entity at the time it becomes a Subsidiary or that is acquired thereafter other than from Nabors or another Subsidiary;

(c) mortgages in favor of Nabors or any Subsidiary;

(d) mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type;

(e) mortgages consisting of pledges or deposits by Nabors or any Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Nabors or any Subsidiary is a party, or deposits to secure public or statutory obligations of Nabors or any Subsidiary or deposits or cash or United States government bonds to secure surety or appeal bonds to which it is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(f) mortgages imposed by law, including carriers’, warehousemen’s, repairman’s, landlords’ and mechanics’ liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made in respect thereof;

(g) mortgages for taxes, assessments or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to generally accepted accounting principles have been made in respect thereof;

(h) mortgages in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of Nabors or any Subsidiary in the ordinary course of its business;

(i) mortgages consisting of encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or mortgages consisting of zoning or other restrictions as to the use of real properties or mortgages incidental to the conduct of the business of Nabors or a Subsidiary or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of Nabors or a Subsidiary;

(j) mortgages arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that:

(1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Nabors or a Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(2) such deposit account is not intended by Nabors or any Subsidiary to provide collateral to the depository institution;

(k) mortgages arising from Uniform Commercial Code financing statement filings regarding operating leases Nabors and its Subsidiaries enter into in the ordinary course of business;

(l) any mortgage over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;

(m) any mortgage pursuant to any order of attachment, execution, enforcement, distraint or similar legal process arising in connection with court proceedings; provided that such process is effectively stayed, discharged or otherwise set aside within 30 days;

(n) any lease, sublease and sublicense granted to any third party constituting a mortgage and any mortgage pursuant to farm-in and farm-out agreements, operating agreements, development agreements and any other similar arrangements, which are customary in the oil and gas industry or in the ordinary course of business of Nabors or any Subsidiary; or

(o) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (n), inclusive; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements in such property).

In addition to the foregoing, Nabors and any Subsidiary may, without securing the new notes, issue, assume or guarantee secured Debt that, with certain other Debt described in the following sentence, does not exceed 10% of Consolidated Net Tangible Assets. The other Debt to be aggregated for purpose of this exception is all Attributable Debt in respect of Sale and Lease-Back Transactions of Nabors and its Subsidiaries under the exception in clause (e)(2) below existing at such time.

Limitations on Sale and Lease-Back Transactions

So long as any new notes are outstanding, Nabors will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction, other than any Sale and Lease-Back Transaction:

(a) entered into within 360 days of the later of the acquisition or placing into service of the property subject thereto by Nabors or the Subsidiary;

(b) involving a lease of less than five years;

(c) entered into a connection with an industrial revenue bond or pollution control financing;

(d) between Nabors and/or one or more Subsidiaries;

(e) as to which Nabors or such Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes (1) under clauses (a) through (n) in “— Limitations on Liens” above or (2) under the last paragraph of that covenant; or

(f) as to which Nabors will apply an amount equal to the net proceeds from the sale of the property so leased to (1) the retirement (other than any mandatory retirement), within 360 days of the effective date of any such Sale and Lease-Back Transaction, of notes or of Funded Debt of Nabors or a Subsidiary or (2) the purchase or construction of other property, provided that such property is owned by Nabors or a Subsidiary free and clear of all mortgages.

SEC Reports; Financial Information

So long as any new notes are outstanding, Nabors will file with the trustee copies, within 15 days after Nabors is required to file the same with the SEC, of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Nabors may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or, if Nabors is not required to file information, documents or reports pursuant to either of such sections, then to file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports, if any, which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

At any time when neither Nabors nor we are subject to Section 13 or 15(d) of the Exchange Act and the new notes are not freely transferable under the Securities Act, upon the request of a holder of the new notes, Nabors and we will promptly furnish or cause to be furnished the information specified under Rule 144A(d)(4) of the Securities Act to such holder, or to a prospective purchaser of a note designed by such holder, in order to permit compliance with Rule 144A under the Securities Act.

Consolidation, Amalgamation, Merger, Conveyance of Assets

The Indenture provides, in general, that neither we nor Nabors will consolidate or amalgamate with or merge into any other entity or convey, transfer or lease our or its assets substantially as an entirety to any person, unless:

•	the entity formed by the consolidation or amalgamation or into which we or Nabors is merged, or the person who acquires the assets, shall be organized, in our case, under the laws of the United States, any state thereof, or the District of Columbia, and in either case expressly assumes our or Nabors’ obligations under the Indenture, the notes and the guarantee; and

•	immediately after giving effect to that type of transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

Event Risk

Except for the limitations described above under the subsections “— Limitations on Liens” and “— Limitations on Sale and Lease-Back Transactions,” neither the Indenture, the guarantee nor the new notes will afford holders of the new notes protection in the event of a highly leveraged transaction involving either us or the guarantor or will contain any restrictions on the amount of additional indebtedness that either we or the guarantor may incur.

Definitions

“Attributable Debt” means, with respect to any Sale and Lease-Back Transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Consolidated Net Tangible Assets” means the total assets of Nabors and the Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of Nabors and the Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of Nabors and the Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of Nabors and the Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with generally accepted accounting principles in the United States.

“Funded Debt” means indebtedness for money borrowed which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such indebtedness.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Nabors or any Subsidiary of any property, whereby such property had been sold or transferred by Nabors or any Subsidiary to such person.

“Subsidiary” means (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by Nabors or one or more of the other Subsidiaries or a combination thereof and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by Nabors or one or more of the other Subsidiaries or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, (y) Nabors or any of the Subsidiaries is a controlling general partner or otherwise controls such entity and (z) such entity is consolidated in the consolidated financial statements of Nabors in accordance with generally accepted accounting principles in the United States.

Mandatory Redemption; Sinking Fund

We are not required to make either mandatory redemption or sinking fund payments with respect to the new notes.

Book-Entry; Delivery and Form

The new notes will initially be issued only in registered, book-entry form, in denominations of $2,000 and any integral multiples of $1,000 as described under “Book-Entry System.” We will issue one or more global notes in denominations that together equal the total principal amount of the outstanding new notes.

Modification of the Indenture

Amendments of the Indenture may be made by us, Nabors and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided, however, that no such amendment may, without the consent of the holder of each outstanding note affected thereby:

•	extend the final maturity of the principal of any of the new notes;

•	reduce the principal amount of any of the new notes;

•	reduce the rate or extend the time of payment of interest or additional amounts, if any, on any of the new notes;

•	reduce any amount payable on redemption of any of the new notes;

•	change the currency in which the principal of, premium, if any, or interest or additional amounts, if any, on any of the new notes is payable;

•	impair the right to institute suit for the enforcement of any payment on any of the new notes when due; or

•	make any change in the percentage in principal amount of the new notes, the consent of the holders of which is required for any such amendment.

Without the consent of any holder of outstanding new notes, we may amend the Indenture as it relates to the new notes and the new notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor to the obligations of Nabors or ourself under the Indenture;

•	provide for uncertificated new notes in addition to or in place of certificated new notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

•	provide for the issuance of additional notes in accordance with the Indenture;

•	effect or maintain, or otherwise comply with the requirements of the SEC in connection with, the qualification of the Indenture under the Trust Indenture Act;

•	secure all or any of the new notes;

•	add to the covenants of Nabors or ourself or events of default for the benefit of the holders or surrender any right or power conferred upon us or Nabors;

•	effect any provision of the Indenture; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding new notes.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default under the Indenture, except a default in the payment of the principal of, premium, if any, additional amounts, if any, or interest on any note or in respect of a provision which under the Indenture cannot be amended without the consent of the holder of each outstanding note affected.

It is not necessary for the consent of the holders under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the Indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After an amendment or waiver under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment or waiver. However, the failure to mail such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver.

Events of Default

In general, the Indenture defines an event of default as being:

(1) a default for 10 days in payment of any principal or premium, if any, on the notes, either at maturity, upon any redemption, by declaration or otherwise;

(2) a default for 30 days in payment of any interest or additional amounts, if any, on the notes;

(3) a default for 90 days after written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes in the observance or performance of any covenant in the notes or the Indenture;

(4) an event of our or Nabors’ bankruptcy, insolvency or reorganization; or

(5) the failure to keep Nabors’ full and unconditional guarantee in place.

If an event of default (other than one described in clause (4) above) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of all notes to be due and payable immediately. If any event of default described in clause (4) above occurs, the principal amount of the notes will be automatically due and payable immediately. However, any time after an acceleration with respect to the notes has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding notes may, under some circumstances, rescind and annul such acceleration. The majority holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, additional amounts, if any, or interest on the notes.

The Indenture provides that the holders of the notes will indemnify the trustee before the trustee exercises any of its rights or powers under the Indenture. This indemnification is subject to the trustee’s duty to act with the required standard of care during a default.

The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of:

•	the conduct of any proceeding for any remedy available to the trustee; or

•	the exercise of any trust or power conferred on the trustee.

This right of the holders of the notes is, however, subject to the provisions in the Indenture providing for the indemnification of the trustee and other specified limitations.

In general, the Indenture provides that holders of notes may institute an action against us, Nabors or any other obligor under the notes only if the following four conditions are fulfilled:

•	the holder previously has given to the trustee written notice of default and the default continues;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have both requested the trustee to institute such action and offered the trustee reasonable indemnity;

•	the trustee has not instituted this action within 60 days of receipt of such request; and

•	the trustee has not received a direction inconsistent with such written request by the holders of a majority in aggregate principal amount of the notes then outstanding.

The above four conditions do not apply to actions by holders of the notes against us, Nabors or any other obligor under the notes for payment of principal of, premium, if any, additional amounts, if any, or interest on or after the due date.

The Indenture contains a covenant that we, Nabors and any other obligor under the notes will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Legal Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the Indenture as set forth below.

Under terms satisfactory to the trustee, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation. The notes must also:

•	have become due and payable;

•	be due and payable by their terms within one year; or

•	be scheduled for redemption by their terms within one year.

We may discharge the Indenture by irrevocably depositing an amount certified to be sufficient to pay at maturity, or upon redemption, the principal, premium, if any, additional amounts, if any, and interest on the notes. We may make the deposit in cash or U.S. Government Obligations, as defined in the Indenture.

We may terminate all our obligations under the notes and the Indenture at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is referred to as “legal defeasance.” If we exercise our legal defeasance option, the guarantee in effect at such time will terminate.

Under terms satisfactory to the trustee, we and Nabors may be released with respect to any outstanding notes from the obligations imposed by the sections of the Indenture that contain the covenants described above limiting liens, sale and lease-back transactions and consolidations, amalgamations, mergers and conveyances of assets. Also under terms satisfactory to the trustee, we may no longer be required to comply with these sections without the creation of an event of default. This is typically referred to as “covenant defeasance.” If we exercise our covenant defeasance option, the guarantee in effect at such time will terminate. We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Legal defeasance or covenant defeasance may be effected by us only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. Government Obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the aggregate principal of, premium, if any, additional amounts, if any, and interest on all outstanding notes; and

•	we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our legal defeasance or covenant defeasance. This opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if our legal defeasance or covenant defeasance had not occurred. In the case of a legal defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since this result would not occur under current tax law.

Concerning the Trustee

The trustee is one of a number of banks with which Nabors and its subsidiaries maintain ordinary banking relationships. We have appointed the trustee as registrar and paying agent under the Indenture.

Governing Law

The Indenture, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

Book-Entry, Delivery and Form

The old notes are, and the new notes will be, represented by one or more global notes in registered, global form without interest coupons, collectively referred to as the “Global Notes”). The Global Notes initially will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of Cede & Co., in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, collectively referred to as the “Participants,” and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, collectively referred to as the “Indirect Participants.” Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the new notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, Nabors or us. Neither we Nabors, nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the Global Notes for legended new notes in certificated form, and to distribute such notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, Nabors, the Trustee nor any of our respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form, referred to as the “Certificated Notes,” if (1) DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary within 90 days, or (2) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange Global Notes for notes in certificated form.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon at least 20 days’ prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither we, Nabors nor the trustee will be liable for any delay by a Global Note holder or DTC in identifying the beneficial owners of the new notes and we, Nabors and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.

Same Day Settlement and Payment

We will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The new notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

TAXATION

The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership, disposition and exchange of notes by an investor who purchases notes pursuant to this offering and that holds the notes as capital assets. For purposes of this discussion, a “U.S. Holder” means an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia, an estate whose income is subject to United States federal income taxation regardless of its source, or a trust if either a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a person that is not a U.S. Holder. Other than with respect to the discussion under the heading “United States Federal Income Tax Consequences of the Exchange,” the discussion addresses only Non-U.S. Holders. This discussion does not purport to discuss all aspects of United States federal taxation that may be important to a particular investor in light of the investor’s particular investment or tax circumstances, or to certain types of holders subject to special tax rules including, insurance companies, tax exempt organizations, financial institutions, broker-dealers, certain expatriates, holders whose functional currency is not the United States dollar, or holders who will hold the notes as a hedge against currency risks or as part of a straddle or a synthetic security. In addition, this discussion does not discuss any foreign, state, local or other taxing jurisdiction tax considerations. If a partnership, or other entity treated as a partnership for United States federal income tax purposes, holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and partners in such partnership are urged to consult their tax advisors about the United States federal tax consequences of acquiring, holding and disposing of notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the Code), United States Treasury regulations promulgated thereunder, published rulings and court decisions, all as in effect on the date hereof, which are subject to change, possibly with retroactive effect, or to different interpretations. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction.

United States Federal Tax Consequences of the Exchange

The exchange of old notes for new notes in this exchange offer will not constitute a taxable event for holders. Consequently, a holder will not recognize gain or loss on the exchange, the holding period of the new note will include the holding period of the old note and the basis of the new note will be the same as the basis of the old note immediately before the exchange.

Certain United States Federal Tax Considerations for Non-U.S. Holders

Interest

Interest that we pay to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and, among other things, such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock, (ii) is not a controlled foreign corporation that is related to us either actually or constructively through stock ownership, (iii) is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code and (iv) certifies to us, our paying agent or the person who would otherwise be required to withhold United States federal income tax, on a Form W-8BEN or a suitable substitute or successor form, under penalties of perjury, that such holder is not a U.S. person and provides such holder’s name and address (the “Certification Requirement”). If interest on a note is not effectively connected with the conduct of a trade or business within the United States and the three requirements of the preceding sentence are not satisfied, the Non-U.S. Holder’s interest on a note will generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder’s interest on a note is effectively connected with the conduct of a trade or business within the United States, then the Non-U.S. Holder will be subject to United States federal income tax on such interest income in essentially the same manner as a United States person, and in the case of a Non-U.S. Holder that is a foreign corporation, such corporation may also be subject to the branch profits tax.

Gain on Disposition

A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption or other disposition of a note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if an applicable income tax treaty so requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) or (ii) such holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a trade or business within the United States will be subject to United States federal income tax on a net income basis in essentially the same manner as if such holder were a United States person, and if such Non-U.S. Holder is a foreign corporation, such gain may also be subject to the branch profits tax.

Federal Estate Taxes

If interest on a note is exempt from withholding of United States federal income tax under the rules described above, the note held by an individual who at the time of death is a Non-U.S. Holder generally will not be subject to United States federal estate tax as a result of such individual’s death.

Information Reporting and Backup Withholding

We will, when required, report to the holders of the notes and the Internal Revenue Service (“IRS”) the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

In the case of payments of interest, backup withholding tax and certain information reporting will not apply, provided the Non-U.S. Holder has satisfied the Certification Requirement or an exemption has otherwise been established. Information reporting requirements and backup withholding tax, at the then applicable rate, will apply to the gross proceeds paid to a Non-U.S. Holder on the disposition of a note by or through a United States office of a United States or foreign broker, unless the holder satisfies the Certification Requirement or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will apply to a payment of the proceeds of a disposition of a note by or through a foreign office of a United States broker or foreign broker with certain types of relationships to the United States, unless such broker has documentary evidence in its file that the holder of the note is not a U.S. person and such broker has no actual knowledge or reason to know to the contrary, or the holder otherwise establishes an exemption. Neither information reporting requirements nor backup withholding generally will apply to a payment of the proceeds of a disposition of a note by or through a foreign office of a foreign broker provided such broker does not have certain types of relationships to the United States.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s United States federal income tax liability and any excess may be refunded, provided that the required information is timely furnished to the IRS.

Consult your own tax advisor concerning the tax consequences of the exchange arising under United States Federal, state, local or non-U.S. law.

CERTAIN ERISA CONSIDERATIONS

The discussion of tax matters in this prospectus is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal, state or local tax penalties, and was written to support the promotion or marketing of the notes. Each taxpayer should seek advice based on such person’s particular circumstances from an independent tax advisor.

The following is a summary of certain considerations associated with an investment in the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include plan assets of such plans, accounts and arrangements (each, a “Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, such as exercising prudence in selecting investments, diversifying investments to minimize the risk of losses to the Plan, and acting in accordance with the documents and instruments governing the Plan. In addition, Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code (each, a “Party in Interest”), unless an exemption is available. A Party in Interest who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and the transaction may have to be rescinded at significant cost to us. The U.S. Department of Labor has granted certain class exemptions including, without limitation, Prohibited Transaction Class Exemption (“PTCE”) 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), and PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) which, if their terms are met, may permit transactions that would otherwise be prohibited under Section 406 of ERISA or Section 4975 of the Code. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

An investment in the notes by a Plan may result in a prohibited transaction under ERISA or the Code if we or the Initial Purchasers or any of our or their affiliates were considered a Party in Interest with respect to such Plan. Although we do not expect to be a Party in Interest with respect to any Plan at the time the notes are issued (other than Plans sponsored by us or our affiliates for the benefit of our or our affiliate’s employees, which are not permitted to invest in the notes) or provide services in the foreseeable future to Plans that would make us a Party in Interest, there can be no assurance that we will not become a Party in Interest with respect to one or more Plans while the notes remain outstanding. This could happen, for example, if we were acquired by an entity that is a Party in Interest to one or more Plans. Accordingly, each investor and subsequent transferee by its acquisition and holding of the notes (or any interest in a note) will be deemed to have represented and agreed that either: (i) it is not, and will not be for so long as it holds any note (or interest in a note), a Plan, or a governmental, non-U.S., church or other plan which is subject to any federal, state, local or non-U.S. law substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan; or (ii) its acquisition, holding and disposition of such notes will not constitute or result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, non-U.S., church or other plan, a violation of any Similar Law).

Any Plan that is considering an investment in the notes (or interests therein) should consult with its counsel to confirm that such investment will satisfy applicable requirements of ERISA, the Code and Similar Law, and that it can make the deemed representation set forth above. The issuance of the notes to a Plan is in no respect a representation by us or the Initial Purchasers that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities, and who receives the new notes in exchange for such old notes pursuant to the exchange offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old securities where such old securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the Expiration Date and ending on the close of business 180-days after the Expiration Date or such shorter period as will terminate when all new notes held by broker-dealers exchanging old notes they acquired for their own account as a result of market-making activities or other trading activities or initial purchasers have been sold pursuant hereto, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          ,          , all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corporation (pub. avail. May 13, 1988), Morgan Stanley and Co., Inc. (pub. avail. June 5, 1991), as interpreted in the Commission’s letter to Shearman & Sterling dated July 2, 1993 and similar no-action letters; and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180-days after the Expiration Date or such shorter period as will terminate when all new notes held by broker-dealers exchanging old notes they acquired for their own account as a result of market-making activities or other trading activities or initial purchasers have been sold pursuant hereto, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings Nabors makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus until the exchange offer is consummated with respect to all the notes to which this prospectus relates or the offering is otherwise terminated.

•	Nabors’ Annual Report on Form 10-K filed on February 28, 2008, for Nabors’ fiscal year ended December 31, 2007;

•	Nabors’ Quarterly Report on Form 10-Q for the three month period ended March 31, 2008 filed on May 2, 2008;

•	Nabors’ Quarterly Report on Form 10-Q for the three month period ended June 30, 2008 filed on August 1, 2008;

•	Nabors’ Definitive Proxy Statement on Schedule 14A filed on April 29, 2008 as amended by the revised Definitive Proxy Statement on Schedule 14A filed on April 30, 2008, to the extent incorporated by reference into Nabors’ Annual Report on Form 10-K;

•	Nabors’ Current Report on Form 8-K filed on May 14, 2008;

•	Nabors’ Current Report on Form 8-K filed on May 29, 2008;

•	Nabors’ Current Report on Form 8-K filed on July 1, 2008;

•	Nabors’ Current Report on Form 8-K filed on July 17, 2008; and

•	Nabors’ Current Report on Form 8-K filed on July 23, 2008.

The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Nabors at: Mintflower Place, 8 Par-La- Ville Road, Hamilton, HM08, Bermuda, Attention: Investor Relations, or by telephoning Nabors at (441) 292-1510.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP with respect to New York law and by Appleby with respect to Bermuda law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Nabors Industries Ltd. for the three-month periods ended March 31, 2008 and 2007 and the three-month and six-month periods ended June 30, 2008 and 2007, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their reports dated May 1, 2008 and July 31, 2008, respectively, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

Nabors Industries, Inc.
Nabors Industries Ltd.

Exchange Offer for
6.15% Senior Notes due 2018
Fully and unconditionally Guaranteed by Nabors Industries Ltd.

PROSPECTUS

          , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Nabors Industries Ltd.

Under Bermuda law, a company is permitted to indemnify its directors and officers subject to certain restrictions. Section One (1) and Section Seventy-Five (75) of Nabors’ Amended and Restated Bye-Laws, states:

“Officer” means a Director, Secretary, or other officer of the Company appointed pursuant to these Bye-laws, but does not include any person holding the office of auditor in relation to the Company;

“75. Exemption and Indemnification of Officers. Subject always to these Bye-laws, no Officer shall be liable for the acts, receipts, neglects or defaults of any other Officer nor shall any Officer be liable in respect of any negligence, default or breach of duty on his or her own part in relation to the Company or any Subsidiary, or for any loss, misfortune or damage which may happen, in or arising out of the actual or purported execution or discharge of his or her duties or the exercise or purported exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office.

75.1. Subject always to these Bye-laws, every Officer shall be indemnified and held harmless out of the funds of the Company against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) incurred or suffered by the Officer arising out of the actual or purported execution or discharge of the Officer’s duties (including, without limitation, in respect of his or her service at the request of the Company as a director, officer, partner, trustee, employee, agent or similar functionary of another person) or the exercise or purported exercise of the Officer’s powers or otherwise, in relation to or in connection with the Officer’s duties, powers or office (including but not limited to liabilities attaching to the Officer and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Officer may be guilty in relation to the Company or any Subsidiary of the Company).

75.2. Every Officer shall be indemnified out of the funds of the Company against all liabilities arising out of the actual or purported execution or discharge of the Officer’s duties or the exercise or purported exercise of the Officer’s powers or otherwise, in relation to or in connection with the Officer’s duties, powers or office, incurred by such Officer in defending any proceedings, whether civil or criminal, in which judgment is given in the Officer’s favour, or in which the Officer is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to the Officer by the court.

75.3. In this Bye-law 75 (i) the term “Officer” includes, in addition to the persons specified in the definition of that term in Bye-law 1, the Resident Representative, a member of a committee constituted under these Bye-laws, any person acting as an Officer or committee member in the reasonable belief that the Officer has been so appointed or elected, notwithstanding any defect in such appointment or election, and any person who formerly was an Officer or acted in any of the other capacities described in this clause (i) and (ii) where the context so admits, references to an Officer include the estate and personal representatives of a deceased Officer or any such other person.

75.4. The provisions for exemption from liability and indemnity contained in this Bye-law shall have effect to the fullest extent permitted by Applicable Law, but shall not extend to any matter which would render any of them void pursuant to the Companies Acts.

75.5. To the extent that any person is entitled to claim an indemnity pursuant to these Bye-laws in respect of an amount paid or discharged by him or her, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment (including advance payments of fees or other costs) or effecting such discharge.

75.6. The rights to indemnification and reimbursement of expenses provided by these Bye-laws shall not be deemed to be exclusive of, and are in addition to, any other rights to which a person may be entitled. Any repeal or amendment of this Bye-law 75 shall be prospective only and shall not limit the rights of any Officer or the obligation of the Company with respect to any claim arising prior to any such repeal or amendment.

75.7. In so far as it is permissible under Applicable Law, each Shareholder and the Company agree to waive any claim or right of action the Shareholder or it may at any time have, whether individually or by or in the right of the Company, against any Officer on account of any action taken by such Officer or the failure of such Officer to take any action in the performance of his duties with or for the Company, provided, however, that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such Officer or to recover any gain, personal profit or advantage to which such Officer is not legally entitled.

75.8. Subject to the Companies Acts, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to this Bye-law 75 shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to this Bye-law 75.

75.9. Each Shareholder of the Company, by virtue of its acquisition and continued holding of a Share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-law 75 are made to meet expenditures incurred for the purpose of enabling such Officer to properly perform his or her duties as an Officer.”

Nabors has entered into agreements with certain of its directors and officers indemnifying them against expenses, settlements, judgments and fines in connection with any threatened, pending or completed action, suit, arbitration or proceeding where the individual’s involvement is by reason of the fact that he is or was a director or officer or served at Nabors’ request as a director or officer of another organization, except where such indemnification is not permitted under applicable law.”

The officers and directors of Nabors are covered by directors and officers insurance aggregating $75,000,000.

Nabors Industries, Inc.

Section 145 of the Delaware General Corporation Law permits the indemnification of directors, employees and agents of Delaware corporations.

Consistent therewith, Section 10 of the Nabors Delaware’s Restated Certificate of Incorporation states as follows:

“All persons who the corporation is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect) shall be indemnified by the corporation to the fullest extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. No repeal or amendment of this Section 10 shall adversely affect any rights of any person pursuant to this Section 10 which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Nabors or Nabors Delaware pursuant to the foregoing provisions, Nabors and Nabors Delaware have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(d)	Exhibits

Exhibit
No.	Document Description

3.1	Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-76198) filed with the SEC on May 10, 2002, as amended).
3.2	Amended and Restated Bye-Laws of Nabors Industries Ltd. (incorporated by reference to Exhibit 4.2 to Nabors Industries Ltd.’s Form 10-Q (File No. 000-49887) filed with the SEC on August 3, 2005).
3.3	Amendment to Amended and Restated Bye-Laws of Nabors Industries Ltd. (incorporated by reference to Exhibit A of Nabors Industries Ltd. Notice of Special General Meeting and Proxy Statement, File No. 001-32657, filed with the SEC February 24, 2006).
3.4	Restated Certificate of Incorporation of Nabors Industries, Inc. (incorporated by reference to Exhibit 3.3 to Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-100492-01) filed with the SEC on October 11, 2002).
3.5	Restated By-laws of Nabors Industries, Inc. (incorporated by reference to Exhibit 3.4 to Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-100492-01) filed with the SEC on October 11, 2002).
4.1	Indenture, dated February 20, 2008, among Nabors Industries, Inc., Nabors Industries Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Form 8-K filed by Nabors Industries Ltd with the SEC on February 25, 2008).
4.2	Registration Rights Agreement, dated February 20, 2008, among Nabors Industries, Inc., Nabors Industries Ltd., Citigroup Global Markets Inc. and UBS Securities LLC (incorporated by reference to Form 8-K filed by Nabors Industries Ltd with the SEC on February 25, 2008).
4.3	Registration Rights Agreement, dated July 22, 2008, among Nabors Industries, Inc., Nabors Industries Ltd., Citigroup Global Markets Inc. and UBS Securities LLC (incorporated by reference to Form 8-K filed by Nabors Industries Ltd with the SEC on July 23, 2008).
4.4	Form of 6.15% Senior Note due 2018 (included in Exhibit 4.1).
5.1	Opinion of Milbank, Tweed, Hadley and McCloy LLP with respect to the new notes.*
5.2	Opinion of Appleby LLP with respect to the new notes.*
8.1	Opinion of Appleby LLP with respect to certain Bermuda tax matters (included in Exhibit 5.2)
8.2	Opinion of Milbank, Tweed, Hadley and McCloy LLP with respect to certain U.S. tax matters*
12.1	Computation of ratio of earnings to fixed charges.*
15.1	Awareness Letter of PricewaterhouseCoopers LLP to the Securities and Exchange Commission.**
21.1	Significant Subsidiaries of Nabors Industries, Inc. and Nabors Industries Ltd. (incorporated by reference to Nabors’ Annual Report on Form 10-K filed on February 28, 2008, for Nabors’ fiscal year ended December 31, 2007).
23.1	Consent of PricewaterhouseCoopers LLP.**
23.2	Consent of Milbank, Tweed, Hadley and McCloy LLP (included in Exhibit 5.1).
23.3	Consent of Appleby LLP (included in Exhibit 5.2).
24.1	Powers of Attorney.*
25.1	Statement of Eligibility and Qualification on Form T-1 of Wells Fargo, National Association, as trustee under the Indenture for the 6.15% Senior Notes due 2018.*
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders.**
99.4	Form of Letter to the Depository Trust Company Participants.**
99.5	Form of Letter to Clients.**
99.6	Form of Instruction to Registered Holder from Beneficial Owner.**

*	Previously filed

**	Filed herewith

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned co-registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 20, 2008.

NABORS INDUSTRIES, LTD.

By:	*
Name:     Eugene M. Isenberg

Title:	Chairman and Chief Executive Officer

By:	/s/ Bruce P. Koch
Name:     Bruce P. Koch

Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Eugene M. Isenberg	Chairman and Chief Executive Officer	August 20, 2008

* Anthony G. Petrello	Deputy Chairman, President and Chief Operating Officer	August 20, 2008

/s/ Bruce P. Koch Bruce P. Koch	Vice President and Chief Financial Officer	August 20, 2008

William T. Comfort	Director

* Alexander M. Knaster	Director	August 20, 2008

* James L. Payne	Director	August 20, 2008

Hans Schmidt	Director

* Myron M. Sheinfeld	Director	August 20, 2008

Martin J. Whitman	Director

* By: /s/ Bruce P. Koch Bruce P. Koch	Attorney-in-fact	August 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned co-registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 20, 2008.

NABORS INDUSTRIES INC.

By:	*
Name:     Eugene M. Isenberg

Title:	Chairman and Chief Executive
Officer

By:	/s/ Bruce P. Koch
Name:     Bruce P. Koch

Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Eugene M. Isenberg	Chief Executive Officer	August 20, 2008

* Anthony G. Petrello	President and Chief Operating Officer	August 20, 2008

/s/ Bruce P. Koch Bruce P. Koch	Vice President and Chief Financial Officer	August 20, 2008

Jose S. Cadena	Director

* Bruce M. Taten	Director	August 20, 2008

* By: /s/ Bruce P. Koch Bruce P. Koch	Attorney-in-fact	August 20, 2008

Exhibit Index

Exhibit
No.	Document Description

3.1	Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-76198) filed with the SEC on May 10, 2002, as amended).
3.2	Amended and Restated Bye-Laws of Nabors Industries Ltd. (incorporated by reference to Exhibit 4.2 to Nabors Industries Ltd.’s Form 10-Q (File No. 000-49887) filed with the SEC on August 3, 2005).
3.3	Amendment to Amended and Restated Bye-Laws of Nabors Industries Ltd. (incorporated by reference to Exhibit A of Nabors Industries Ltd. Notice of Special General Meeting and Proxy Statement, File No. 001-32657, filed with the SEC February 24, 2006).
3.4	Restated Certificate of Incorporation of Nabors Industries, Inc. (incorporated by reference to Exhibit 3.3 to Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-100492-01) filed with the SEC on October 11, 2002).
3.5	Restated By-laws of Nabors Industries, Inc. (incorporated by reference to Exhibit 3.4 to Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-100492-01) filed with the SEC on October 11, 2002).
4.1	Indenture, dated February 20, 2008, among Nabors Industries, Inc., Nabors Industries Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Form 8-K filed by Nabors Industries Ltd with the SEC on February 25, 2008).
4.2	Registration Rights Agreement, dated February 20, 2008, among Nabors Industries, Inc., Nabors Industries Ltd., Citigroup Global Markets Inc. and UBS Securities LLC (incorporated by reference to Form 8-K filed by Nabors Industries Ltd with the SEC on February 25, 2008).
4.3	Registration Rights Agreement, dated July 22, 2008, among Nabors Industries, Inc., Nabors Industries Ltd., Citigroup Global Markets Inc. and UBS Securities LLC (incorporated by reference to Form 8-K filed by Nabors Industries Ltd with the SEC on July 23, 2008).
4.4	Form of 6.15% Senior Note due 2018 (included in Exhibit 4.1).
5.1	Opinion of Milbank, Tweed, Hadley and McCloy LLP with respect to the new notes.*
5.2	Opinion of Appleby LLP with respect to the new notes.*
8.1	Opinion of Appleby LLP with respect to certain Bermuda tax matters (included in Exhibit 5.2)
8.2	Opinion of Milbank, Tweed, Hadley and McCloy LLP with respect to certain U.S. tax matters*
12.1	Computation of ratio of earnings to fixed charges.*
15.1	Awareness Letter of PricewaterhouseCoopers LLP to the Securities and Exchange Commission.**
21.1	Significant Subsidiaries of Nabors Industries, Inc. and Nabors Industries Ltd. (incorporated by reference to Nabors’ Annual Report on Form 10-K filed on February 28, 2008, for Nabors’ fiscal year ended December 31, 2007).
23.1	Consent of PricewaterhouseCoopers LLP.**
23.2	Consent of Milbank, Tweed, Hadley and McCloy LLP (included in Exhibit 5.1).
23.3	Consent of Appleby LLP (included in Exhibit 5.2).
24.1	Powers of Attorney.*
25.1	Statement of Eligibility and Qualification on Form T-1 of Wells Fargo, National Association, as trustee under the Indenture for the 6.15% Senior Notes due 2018.*
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders.**
99.4	Form of Letter to the Depository Trust Company Participants.**
99.5	Form of Letter to Clients.**
99.6	Form of Instruction to Registered Holder from Beneficial Owner.**

*	Previously filed

**	Filed herewith